Exhibit 3.41

CERTIFICATE

OF

LIMITED PARTNERSHIP

OF

BADGER POWER ASSOCIATES, L.P.

This Certificate of Limited Partnership of Badger Power Associates, L.P. (the “Partnership”) is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

1.       The name of the Partnership is:

Badger Power Associates, L.P.

2.       The address of the registered office of the Partnership in Delaware is Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. The partnership’s registered agent at such address is The Corporation Trust Company.

3.       The name and mailing addresses of the general partners are:

Badger Power Generation I Inc.

7400 West 110th Street

Suite 320

Overland Park, Kansas 66210

Beardsley Power Corporation

1000 Shelard Parkway

Suite 404

Minneapolis, Minnesota 55426

IN WITNESS WHEREOF, the undersigned, constituting all the general partners of the Partnership, has caused this Certificate of Limited Partnership to be duly executed as of the 7th day of September, 1990.

BADGER POWER GENERATION I, INC.

By:	/s/ Bruce A. Reed
Bruce A. Reed
Title: Vice President
General Partner

BEARDSLEY POWER CORPORATION

By:	/s/ Charles N. Lucas
Charles N. Lucas
	Title:	President
General Partner